Exhibit 10.10

Execution Version

CERTIFICATE OF DESIGNATION

OF

SERIES A PERPETUAL PREFERRED STOCK

OF

IHEART OPERATIONS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), iHeart Operations, Inc., a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Company (as amended, restated supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 95,000 shares of Preferred Stock, $0.001 par value per share, of the Company, and expressly authorizes the Board of Directors of the Company, subject to limitations prescribed by Law, to provide, out of the unissued shares of the Company’s Preferred Stock, for the designation of any unissued series of such Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in such series of such Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of the Company’s Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, effective as of 12:01 AM, Eastern time, on May 1, 2019, that the Board of Directors does hereby provide authority for the Company to issue 60,000 shares of Series A Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), of the Company and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions and limitations of such shares of Series A Preferred Stock as follows:

ARTICLE I

DEFINITIONS, CALCULATIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

As used in this Certificate of Designation, the following capitalized terms will have the following meanings:

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of the Closing Date, by and among iHeartMedia Capital I, LLC, iHeartCommunications, Inc., a Texas corporation, the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto, the ABL Facility Administrative Agent and the entities party from time to time thereto as swing line lender and L/C issuers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time.

“ABL Facility” means the collective reference to the ABL Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee, security agreement, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business, as applicable.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Acquired Indebtedness” means Indebtedness (x) of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of iHM or (y) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in anticipation of or in connection with such Person becoming a Subsidiary of iHM or such acquisition or (z) of a Person at the time such Persons merges or amalgamates with or into or consolidates or otherwise combines with iHM or any of its Subsidiaries. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Subsidiary and, with respect to clause (y) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (z) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination.

“Adjusted LIBOR” means, when used with reference to the determination of the applicable Dividend Rate for the Series A Preferred Stock with respect to any quarterly period, (a) the London Interbank Offered Rate (“LIBOR”) as administered by ICE Benchmark Administration (or any other authority that takes over the administration of such rate) for Dollars for a period equal in length to such quarterly period as displayed on such day and time on Bloomberg page BBAM (or such an equivalent page) that displays such rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such quarterly period; provided that, to the extent that Adjusted LIBOR is not ascertainable pursuant to the foregoing provisions of this definition, “Adjusted LIBOR” shall be the rate which results from interpolating on a linear basis between (a) Adjusted LIBOR for the longest period (for which Adjusted LIBOR is available) which is less than the quarterly period corresponding to the applicable Dividend Rate and (b) Adjusted LIBOR for the shortest period (for which Adjusted LIBOR is available) which exceeds the applicable quarterly period, at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such quarterly period. If “Adjusted LIBOR” is not ascertainable after the application of such interpolation, Section 1.05 shall determine Adjusted LIBOR. Notwithstanding the foregoing, Adjusted LIBOR in respect of any applicable quarterly period shall be deemed to be not less than 0.00% per annum in all cases.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“AUD” means freely transferable lawful money of Australia.

“Bankruptcy Court” has the meaning set forth in the definition of the term “Case.”

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state laws of the United States or other applicable jurisdiction for the relief of debtors.

“Bankruptcy Plan” means the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, Docket No. 2521, as confirmed by the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on January 22, 2019, Docket No. 2521, Case No. 18-31274 (together with all schedules, documents and exhibits contained therein, as amended, supplemented, modified or waived from time to time).

“Board of Directors” means (i) with respect to any Person or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, references to Board of Directors shall mean Board of Directors of the Company.

“Business Day” means each day that is not a Legal Holiday.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and for the avoidance of doubt, not straight line or operating lease) for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Subsidiaries.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible, or exchangeable into, such equity.

“Case” means those certain cases begun on March 14, 2018, among iHM and certain of iHM’s direct and indirect subsidiaries (collectively, the “iHeart Debtors”) in which the iHeart Debtors filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the Southern District of Texas Houston Division (such court, together with any other court having exclusive jurisdiction over the Case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases, jointly administered under the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code in the Bankruptcy Court on January 22, 2019, Docket No. 2521, Case No. 18-31274.

“Cash Equivalents” means any of the following types of investments, to the extent owned by the Company or any Subsidiary:

(1) Dollars;

(2) such local currencies held by the Company or any Subsidiary from time to time in the ordinary course of business (including, without limitation, Sterling, Euro, AUD or any national currency of any participating member state of the Economic and Monetary Union);

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(10) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of investments by any Subsidiary that is not organized under the Laws of the United States or a state thereof, or investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by any Subsidiary that is not organized under the Laws of the United States or a state thereof that are Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury, depository, electronic fund transfer, services and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management services in the ordinary course of business or consistent with past practice.

“Casualty Event” means any event that gives rise to the receipt by iHM or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, goods, assets or Real Property (including any improvements thereon) to replace or repair such equipment, goods, assets or Real Property.

A “Change of Control” shall be deemed to have occurred if:

(a) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) under the Exchange Act as in effect on the Closing Date), other than a Parent Entity, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) of more than 50% of the total voting power of the Voting Stock of iHM; provided that, so long as iHM is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of iHM unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity); or

(b) the sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries or iHM and its Subsidiaries, in each case, taken as a whole, to a Person (other than iHM or any of its Subsidiaries) and any “person” (as defined in clause (a) above), other than any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that, so long as iHM is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of iHM unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity);

(c) iHM shall cease to own, directly or indirectly, 100% of the Equity Interests of the Company; or

(d) following the completion of the Transaction, iHC shall cease to own directly 100% of the Equity Interests of the Company.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner. For the avoidance of doubt, the Transaction shall not constitute a Change of Control.

“Closing Date” means the date the Transaction is consummated.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Equity Interests” means Equity Interests of the Company which are junior to the Series A Preferred Stock.

“Company” has the meaning given in the Preamble.

“consolidated,” when used with respect to any Person, refers to such Person consolidated with its Subsidiaries.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(1) increased (without duplication) by the following, in each case (other than with respect to clause (k)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income, profits or capital gains of iHM and its Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as the Delaware franchise tax) and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of “Consolidated Net Income”; plus

(b) Consolidated Interest Expense for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(i) through (ix) in the definition thereof); plus

(c) the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of iHM and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(d) the amount of any equity-based or non-cash compensation charges or expenses with respect to deferred compensation and stock options; plus

(e) any other non-cash charges, including any non-cash write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) iHM may elect not to add back such non-cash charge in the current period and (B) to the extent iHM elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Subsidiary that is not a Wholly Owned Subsidiary; plus

(g) the amount of any fees, compensation and indemnities and expenses paid to the members of the board of directors (or the equivalent thereof) of iHM or any of its Parent Entities up to a maximum aggregate amount of $5.0 million in any twelve month period; plus

(h) [Reserved]; plus

(i) [Reserved]; plus

(j) any costs or expense incurred by iHM or a Subsidiary to the extent paid by iHM pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of iHM or net cash proceeds of an issuance of Equity Interest of iHM (other than Disqualified Stock); plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) any net losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations, (ii) in respect of facilities no longer used or useful in the conduct of the business of iHM or any Subsidiary of iHM, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by iHM,

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of iHM for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(b) any net income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by iHM.

There shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by iHM or any Subsidiary of iHM during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by iHM or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion). There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of by iHM or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business or such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion). With respect to each Subsidiary or joint venture of which iHM’s direct and/or indirect percentage ownership is less than 90% for purposes of calculating Consolidated EBITDA, the amount of income attributable to such Subsidiary or joint venture, as applicable, that shall be counted for such purposes shall equal the product of (x) iHM’s direct and/or indirect percentage ownership of such Subsidiary or joint venture and (y) the aggregate amount of the applicable item of such Subsidiary or joint venture, as applicable, except to the extent the application of GAAP already takes into account the non-Wholly Owned subsidiary relationship.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of iHM and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (i) penalties and interest relating to taxes, (ii) any additional cash interest owing pursuant to any registration rights agreement, (iii) accretion or accrual of discounted liabilities other than Indebtedness, (iv) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with any acquisition, (v) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated swap obligations and other commissions, financing fees and expenses and original issue discount with respect to Indebtedness borrowed under this Certificate of Designation and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (vi) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (vii) any expensing of bridge, commitment and other financing fees and any other fees related to the Transaction or any acquisitions after the Closing Date including annual agency fees paid pursuant to the administrative agents and collateral agents under this Certificate of Designation or other credit facilities, (viii) [reserved] and (ix) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus

(2) consolidated capitalized interest of iHM and its Subsidiaries for such period, whether paid or accrued; less

(3) interest income of iHM and its Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by iHM to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of iHM and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of any non-cash infrequent gains or losses (less all fees and expenses relating thereto) shall be excluded;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including, for the avoidance of doubt, bulk subscriber contract sales) or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(5) the net income (loss) for such period of any Person that is not a Subsidiary of iHM or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of iHM shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash (or to the extent converted into cash) to iHM or a Subsidiary thereof in respect of such period;

(6) the net income (loss) for such period of any Subsidiary of iHM (other than the Company) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders (other than restrictions in this Certificate of Designation), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of iHM and its Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to iHM or the Company in respect of such period, to the extent not already included therein;

(7) [Reserved];

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans, roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of iHM, shall be excluded;

(11) [Reserved];

(12) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transaction (or within 24 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded; provided that amounts paid in respect of such accruals and reserves shall be deducted from Consolidated Net Income when paid in cash;

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as iHM has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(14) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gains or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks,

(e) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, and

(f) restructuring-related or other similar charges, fees, costs, commissions and expenses or other charges incurred during such period in connection with the Senior Secured Credit Facility and its related loan documents, the Case, any reorganization plan in connection with the Case, and any and all transactions contemplated by the foregoing, including the write-off of any receivables, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization of the iHeart Debtors, provided that the aggregate amount of such charges, fees, costs, commissions and expenses excluded pursuant to this clause (15)(f) shall not exceed $75.0 million.

In addition, to the extent not already included in the Consolidated Net Income of iHM and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Certificate of Designation to the extent such expenses and charges reduced Consolidated Net Income.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of (i) Indebtedness of iHM and its Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any acquisition), consisting of Indebtedness for borrowed money plus (ii) purchase money indebtedness, Attributable Indebtedness, shares of any Disqualified Stock and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments and deferred purchase price obligations; provided that Consolidated Total Debt shall not include Indebtedness (a) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three Business Days after such amount is drawn and (b) incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent and for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to the relevant Person (provided that such Escrow is secured only by proceeds of such Indebtedness and the proceeds thereof shall be promptly applied to satisfy and discharge such Indebtedness if the definitive agreement for such transaction is terminated prior to the consummation thereof); it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Debt.

“Consolidated Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in iHeartMedia Capital I, LLC and/or other companies.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, a Trigger Event; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming a Trigger Event.

“DGCL” has the meaning given in the Preamble.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to iHM and its Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” means:

(a) the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback transaction) of iHM or any of its Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Stock of any Subsidiary of the Company (other than Preferred Stock or Disqualified Stock of Subsidiaries of the Company issued in compliance with Section 4.01 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions; in each case, other than:

(i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary of the Company to a Wholly Owned Subsidiary of the Company;

(ii) [Reserved];

(iii) a disposition of inventory, goods or other assets in the ordinary course of business or consistent with past practice (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business or consistent with past practice);

(iv) a disposition of obsolete, worn out, uneconomic, damaged, or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or its Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Subsidiary of the Company determines in its reasonable judgment that such action or inaction is desirable);

(v) a transaction that constitutes a Change of Control;

(vi) an issuance of Capital Stock by a Subsidiary to the Company or to another Subsidiary of the Company or as part of or pursuant to an employee equity incentive or employee compensation plan approved by the Board of Directors of the Company;

(vii) [Reserved];

(viii) any Restricted Payment that is permitted to be made, and is made, under Section 4.02 hereof;

(ix) [Reserved];

(x) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(xi) conveyances, sales, transfers, licenses, sublicenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(xii) the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business;

(xiii) foreclosure, condemnation or any similar action with respect to any property or other assets;

(xiv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(xv) [Reserved];

(xvi) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a similar business;

(xvii) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind which would not reasonably be believed to have a materially adverse impact on either the Company and its Subsidiaries or iHM and its Subsidiaries, in each case, taken as a whole;

(xviii) the unwinding of any Cash Management Services or Hedging Obligations pursuant to its terms;

(xix) transfers of property or assets subject to casualty events upon receipt of the net proceeds of such Casualty Event; and

(xx) dispositions made pursuant to or in connection with the Tax Matters Agreement, the Transition Services Agreement, any employee matters agreement, or other agreement set forth in the Plan Supplement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date on which there are no shares of Series A Preferred Stock outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require iHM or its Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control (howsoever defined or referred to) shall not constitute Disqualified Stock; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of iHM, any of its Subsidiaries, or any other entity in which iHM or a Subsidiary has an investment and is designated in good faith as an “affiliate” (within the meaning of the Securities Act or Exchange Act) by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of iHM or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by iHM or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Without limiting the generality of the foregoing, Disqualified Stock shall include (a) shares of Series A Preferred Stock issued on the Closing Date and outstanding as of the date of determination, (b) any preferred equity of the Company that (i) matures or is otherwise redeemable within ten (10) years following the Closing Date or (ii) ranks pari passu with or senior to the Series A Preferred Stock, and (c) any preferred equity of all of iHM’s direct and indirect Subsidiaries (other than the Company).

“Dividend” means the distributions to be made by the Company in respect of the Series A Preferred Stock in accordance with Section 2.01(a).

“Dividend Rate” means, at any time, the percentage rate per annum equal to the sum of (i) the greater of (a) LIBOR or (b) two percent (2%) plus (ii) the Margin, as such sum may be increased upon the occurrence and during the continuation of a Trigger Event pursuant to Article VII.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Transferee” means a Permitted Transferee or a Person which receives shares of Series A Preferred Stock pursuant to a Permitted Transfer.

“Equity Interests” means, with respect a Person, the Person’s Capital Stock and all warrants, options or other rights to acquire the Person’s Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, the Person’s Capital Stock so long as the debt security does not entitle the holder thereof to participate in any of the rights or entitlements of the underlying Capital Stock prior to conversion or exchange of the debt security.

“Escrow” means an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of a third party unaffiliated with iHM or its Subsidiaries.

“Euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Company notifies the Holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof.

“Governmental Entity” means any U.S. or foreign, federal, state, provincial, municipal, local or similar government or any agency, authority, board, body, bureau, commission, court, department, entity, official, political subdivision, tribunal or other instrumentality of any such government and will include any regulatory or trade body or organization and any arbitrator or arbitral body.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, or subject to, any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means a holder of a Series A Preferred Stock.

“Holder Associates” has the meaning set forth in the definition of the term “Permitted Transferees.”

“Holder Majority” means Holders who between them hold a majority of the aggregate Liquidation Preference of the Series A Preferred Stock held by all of the Holders.

“iHC” means iHeartCommunications, Inc., a Texas corporation.

“iHeart Debtors” has the meaning set forth in the definition of the term “Case.”

“iHM” means iHeartMedia, Inc., a Delaware corporation.

“iHM Group Parties” means iHM, iHC and the Company.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of indebtedness of such Person for borrowed money;

(b) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(d) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e) Capitalized Lease Obligations of such Person;

(f) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by iHM) and (b) the amount of such Indebtedness of such other Persons;

(h) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(i) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement); with respect to clauses (a), (b), (d) and (e) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Certificate of Designation as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(a) Contingent Obligations (other than Contingent Obligations of iHM and its Subsidiaries with respect to the primary obligations of a person other than iHM or a Subsidiary of iHM) Incurred in the ordinary course of business other than Guarantees or other assumptions of Indebtedness;

(b) Cash Management Services;

(c) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(d) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice;

(e) in connection with the purchase by iHM or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(f) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(g) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any consolidation, amalgamation, merger or transfer of assets that is not otherwise prohibited by this Certificate of Designation;

(h) Indebtedness appearing on the balance sheet of iHM solely by reason of push down accounting under GAAP; or

(i) Capital Stock (other than Disqualified Stock).

“Insolvency Event” means any of the following:

(a) the Company or any Significant Subsidiary of iHM pursuant to or within the meaning of the Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in any involuntary case;

(iii) consents to the appointment of a custodian of it or for any substantial part of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) takes any comparable action under any foreign Laws relating to insolvency;

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary of iHM in an involuntary case;

(ii) appoints a custodian of the Company or any Significant Subsidiary of iHM or for any substantial part of its property; or

(iii) orders the winding up or liquidation of the Company or any Significant Subsidiary of iHM; or

(iv) any similar relief is granted under any foreign Laws and the order or decree remains unstayed and in effect for 60 days.

provided that an “Insolvency Event” shall not include a transaction or series of transactions in which all or substantially all of the assets of a Significant Subsidiary are distributed to the Company or a Wholly Owned Subsidiary of the Company.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, intellectual property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are iHM or its Subsidiaries and is otherwise permissible under this Certificate of Designation.

“Junior Preferred Stock” means Preferred Stock which, by its terms, ranks junior to the Series A Preferred Stock of payment of dividends or upon liquidation, dissolution, or winding up.

“Law” means any applicable U.S. or foreign, federal, state, provincial, municipal or local law (including common law), statute, ordinance, rule, regulation, code, policy, directive, standard, license, treaty, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity.

“Legal Holiday” means (a) a Saturday or a Sunday or (b) a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidation Preference” means, with respect to the Series A Preferred Stock at any time, the sum of (i) the Stated Value thereof, plus (ii) all accrued, accumulated and unpaid Dividends thereon.

“LTM EBITDA” means Consolidated EBITDA of iHM measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of iHM are available (which may be internal consolidated financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or investment, as applicable, since the start of such four quarter period.

“Make-Whole Amount” means, with respect to any redemption of any Series A Preferred Stock as of any Redemption Date on or prior to the third anniversary of the Closing Date, an amount equal to the present value calculated as provided below as of such Redemption Date of the remaining Dividends that are required to be declared on such share of Series A Preferred Stock being redeemed from such Redemption Date through third anniversary of the Closing Date, computed using an annual discount rate (applied quarterly) equal to the Treasury Rate as of the applicable Redemption Date plus 50 basis points. For the avoidance of doubt, the LIBOR and applicable Margin used in the calculation of the Make-Whole Amount shall be the LIBOR and the applicable Margin that would be applied as of the Redemption Date.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates) of any Parent Entity, iHM or any Subsidiary:

(1) (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of iHM, its Subsidiaries or any Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors of iHM;

(2) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3) not exceeding $10.0 million in the aggregate outstanding at any time.

“Margin” means (a) the percentage set forth in the following table opposite the applicable Consolidated Total Leverage Ratio (such ratio to be tested on a consolidated basis for iHM), for the fiscal quarter of iHM most recently ended prior to the applicable Quarter Date, as may be adjusted pursuant to clauses (b) and (c) of this definition:

Margin Above Adjusted LIBOR
Maximum Consolidated Total Leverage Ratio	4.5x	9.75%
	5.0x	10.00%
	5.5x	10.25%
	6.0x	10.63%
	6.5x	11.00%
	7.0x	11.75%
	7.5x	12.50%
	8.0x	13.25%
	8.5x	14.00%

(b) if on May 1, 2023 iHM’s LTM EBITDA is less than $1.0 billion, the Margin set forth in clause (a) shall increase by 2.0%; and

(c) on the following dates: (x) two Business Days prior to the Closing Date and (y) every six-month anniversary of the Closing Date, the Margins set forth in clause (a) (as increased pursuant to clause (b), if applicable) shall:

(i) if all-in yield of the highest yield debt securities of iHM or any of its direct or indirect Subsidiaries is above 10.0%, be increased by the all-in yield of such securities minus 10.0%; provided that, prior to the four year anniversary of the Closing Date, such increase shall not exceed 4.0%; provided, further, for the avoidance of doubt, that no cap shall apply to such increase from and after the four-year anniversary of the Closing Date; and

(ii) if the all-in yield of the highest yield debt security of iHM or any of its direct or indirect Subsidiaries is below 8.0%, be decreased by the lesser of (A) 8.0% minus the all-in yield of such securities and (B) 2.0%.

provided that any increase or decrease in the Margin pursuant to the foregoing clauses (i) and (ii) of this clause (c) shall reset at the next successive six-month anniversary of the Closing Date.

“Material Event Purchase” has the meaning assigned to such term in Section 3.09.

“Material Event Purchase Date” has the meaning assigned to such term in Section 3.09(c)(i).

“Material Indebtedness” means any Indebtedness incurred by the Company, iHM or any of its Subsidiaries of $100.0 million or more.

“Material Indebtedness Acceleration” means default under any Material Indebtedness, other than Indebtedness owed to iHM or any Subsidiary, whether such Indebtedness exists on or is created after the Closing Date, if both:

(a)

such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods plus 180 days) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)

the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100.0 million or more outstanding.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Officer” means the Chairman of the Company’s Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, any Managing Director or the Secretary of the Company, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Certificate of Designation and provided to the Holders. Unless otherwise indicated, Officer shall refer to an Officer of the Company.

“Outdoor Certificate of Designation” means that certain Certificate of Designation to be adopted by Clear Channel Outdoor Holdings, Inc. on or about May 1, 2019.

“Outdoor Revolving Loan Agreement” means that certain agreement made on May 1, 2019 between iHC, as lender, and Clear Channel Outdoor, LLC, as borrower.

“Outdoor Senior Secured Credit Facility” means that certain Credit Agreement, dated as of June 1, 2018, among Clear Channel Outdoor, Inc., 1567 Media LLC, Clear Channel Adshel, Inc., Clear Channel Outdoor Holdings Company Canada, Clear Channel Spectacolor, LLC, Clear Channel Worldwide Holdings, Inc., In-Ter-Space Services, Inc. and Outdoor Management Services, Inc., as the Borrowers, Deutsche Bank AG New York Branch, as Administrative Agent and Swing Line Lender, Deutsche Bank Securities, Inc., Citibank, N.A., Credit Suisse Loan Funding LLC and Goldman Sachs Bank USA, as Joint Lead Arrangers and Joint Bookrunners, Deutsche Bank Securities, Inc., Citibank, N.A., Credit Suisse Loan Funding LLC and Goldman Sachs Bank USA, as Co-Documentation Agents, and the other lenders party thereto, as amended.

“Parent Entity” means any newly formed direct or indirect parent of iHM that (i) has substantially the same stockholders as those of iHM immediately prior to the creation of such Parent Entity and (ii) signs an instrument assuming all obligations of iHM under the Preferred Documents. Upon formation of the Parent Entity all references to iHM and Subsidiaries shall be deemed to include references to the Parent Entity and its Subsidiaries.

“Permitted Ratio Debt” has the meaning set forth in Section 4.01(b)(ii).

“Permitted Reorganization” means

(a)	a merger in which

(i) the Company is the surviving entity,

(ii) the agreement of merger does not amend in any respect the certificate of incorporation of the Company,

(iii) each share of stock of the Company outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and

(iv) no shares of Capital Stock of the Company are issued; or

(b)	a merger in which

(i) if the Company is not the surviving corporation and the surviving entity is a corporation organized or under the Laws of the United States, any state thereof or the District of Columbia,

(ii) each share or Capital Stock of the Company outstanding immediately prior to the effective time of the merger is converted in the merger into a share of Capital Stock of the surviving corporation having substantially the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of stock of the Company,

(iii) the certificate of incorporation and by-laws of the surviving corporation immediately following the effective time of the merger contain provisions substantially the same as the certificate of incorporation and bylaws of the Company immediately prior to the effective time of the merger (other than provisions, if any, regarding the incorporator or incorporators, the corporate name, the registered office and agent, the initial board of directors and the initial subscribers for shares),

(iv) no shares of Capital Stock of the surviving corporation, other than the shares described in clause (ii) are outstanding, and

(v) no shares, securities or obligations convertible into Capital Stock of the surviving corporation are issued or delivered under, or outstanding after the effective time of, the plan of merger;

but in each case of clause (a) or clause (b), only if

(1) immediately before and immediately after the effective time of any such merger, neither Clear Channel Holdings, Inc. nor any iHM Group Party is in breach of any obligation under any of the Preferred Documents;

(2) the surviving corporation, if not the Company, shall expressly assume all the obligations of the Company under this Certificate of Designation and the other Preferred Documents pursuant to an instrument in form and substance reasonably satisfactory to a Holder Majority; and

(3) the surviving corporation shall have delivered to the Holders an Officer’s Certificate and an opinion of counsel, each stating that such merger and such instrument preserves the enforceability of all rights and entitlements arising under this Certificate of Designation and the other Preferred Documents.

“Permitted Transfer” has the meaning set forth in Section 6.01(b).

“Permitted Transferees” means in the case of the Holders, (i) any Affiliate of the Holders (other than any portfolio operating company of any of the foregoing), (ii) any managing director, general partner, limited partner, director, officer or employee of any of the Holders or any of its Affiliates (collectively, the “Holder Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Holder Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Holder Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan Supplement” has the meaning given to it in the Bankruptcy Plan.

“Preferred Documents” means this Certificate of Designation, the Series A Investors Rights Agreement and the Series A Securities Radio Purchase Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Quarter Date” means March 31, June 30, September 30 and December 31 of each year, commencing on and including June 30, 2019; provided that, if any Quarter Date is not a Business Day, the Quarter Date will be the immediately following Business Day.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Redemption Date” means the applicable date on which any or all shares of Series A Preferred Stock are redeemed or purchased pursuant to Article III of this Certificate of Designation or pursuant to Section 1.4 or Section 1.5 of the Series A Investors Rights Agreement.

“Redemption Price” means, with respect to any share of Series A Preferred Stock at any Redemption Date, the sum for such share:

(a)

with respect to any Redemption Date occurring prior to the third anniversary of the Closing Date, an amount per share equal to the sum of (i) the Liquidation Preference as of such Redemption Date and (ii) the Make-Whole Amount as of such Redemption Date; and

(b)	with respect to any Redemption Date occurring on or after the third anniversary of the Closing Date, an amount per share equal to the Liquidation Preference.

The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds, to the respective Holders of the Series A Preferred Stock on the applicable Redemption Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date or Incurred (or established) in compliance with this Certificate of Designation (including Indebtedness of iHM that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of iHM or another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(a) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock to the same degree and in the same manner as the refinanced Subordinated Indebtedness, Disqualified Stock or Preferred Stock, as the case may be;

(b) Refinancing Indebtedness shall not include Indebtedness, Disqualified Stock or Preferred Stock of (i) the Company or a Subsidiary of the Company that refinances Indebtedness, Disqualified Stock or Preferred Stock of any other Person that is not the Company or a Subsidiary of the Company or (ii) a Subsidiary of iHM that refinances Indebtedness, Disqualified Stock or Preferred Stock of any Person that is not iHM or any of its Subsidiaries; and

(c) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus reasonable and customary fees and expenses, including premiums, accrued and unpaid interest, dividends and defeasance costs) under the Indebtedness being refinanced, plus (y) fees, underwriting discounts, accrued and unpaid interest, dividends, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees and similar fees) Incurred or payable in connection with such refinancing.

“Reorganization Event” has the meaning given in Section 4.06.

“Required Holders” means Holders who between them hold sixty-six and two-thirds percent (66 2/3%) of the aggregate Liquidation Preference of Series A Preferred Stock held by all of the Holders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of iHM or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to iHM’s or a Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Facility” means that certain Credit Agreement, dated as of May 1, 2019, by and among, iHeartMedia Capital I, LLC, as holdings, iHeartCommunications, Inc., as borrower, the guarantors party thereto from time to time, the Lenders and financial institutions party thereto from time to time, and Citibank, N.A., as Administrative Agent and Collateral Agent, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Secured Notes” means iHC’s 6.375% Senior Secured Notes due 2026 to be issued on the Closing Date under an indenture, by and among iHC, the guarantors party thereto from time to time, and U.S. Bank National Association, as trustee and collateral agent.

“Senior Unsecured Notes” means iHC’s 8.375% Senior Unecured Notes due 2027 to be issued on the Closing Date under an indenture, by and among iHC, the guarantors party thereto from time to time, and U.S. Bank National Association, as trustee.

“Series A Investors Rights Agreement” means that certain Investors Rights Agreement, dated as of May 1, 2019, by and among the Company and the investors party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Series A Securities Radio Purchase Agreement” means that certain Series A Securities Purchase Agreement, dated as of May 1, 2019, by and among iHeart Operations, Inc., the Company and the purchaser party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Series A Securities Outdoor Purchase Agreement” means that certain Series A Securities Purchase Agreement, to be dated on or about May 1, 2019, by and between the Company and the purchaser party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Series A Outdoor Investors Rights Agreement” means that certain Investors Rights Agreement, to be dated on or about May 1, 2019, by and among the Clear Channel Holdings, Inc., Clear Channel Worldwide Holdings, Inc. and the investors party thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Specified Event” means an offering of the Company’s or iHM’s Equity Interests resulting in proceeds in excess of $150.0 million.

“Stated Value” means, at any date of determination, and with respect to each outstanding share of the Series A Preferred Stock, $1,000.00 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock).

“Sterling” or “£” means freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise indicated, “Subsidiary” shall mean Subsidiary of iHM.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any swap.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Tax Matters Agreement” means the tax matters agreement, dated as of the Closing Date, by and among iHM, iHC, the Company, Clear Channel Holdings, Inc., Clear Channel Outdoor, Inc. and Clear Channel Outdoor Holdings, Inc.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to have been delivered pursuant to the Series A Investors Rights Agreement, as applicable; provided that, prior to the first date that financial statements have been or are required to have been delivered pursuant to the Series A Investors Rights Agreement, the Test Period in effect shall be the period of four consecutive fiscal quarters. A Test Period may be designated by reference to the last day thereof (i.e., the “December 31, 2019 Test Period” refers to the period of four consecutive fiscal quarters ended December 31, 2019), and a Test Period shall be deemed to end on the last day thereof.

“Transaction” means the effectiveness of the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, Docket No. 2521 (the “Joint Plan of Reorganization;” such Joint Plan of Reorganization, as amended, restated, modified or supplemented from time to time in a manner that does not result in a failure of the conditions contained in Exhibit B thereto, together with all exhibits, schedules, annexes, supplements and other attachments thereto, the “Bankruptcy Plan”), consummation of the funding under the Outdoor Senior Secured Credit Facility, the Outdoor Revolving Loan Agreement, the Senior Secured Credit Facility, the Indenture governing the 6.375% Senior Secured Notes due 2026, dated as of the Closing Date, among iHC, the guarantors party thereto from time to time, and U.S. Bank National Association, as trustee, the Indenture governing the 8.375% Senior Notes due 2027, dated as of the Closing Date, among iHC, the guarantors party thereto from time to time, and U.S. Bank National Association, as trustee and as collateral agent, the purchase and sale of the Series A Preferred Stock of the Company in accordance with the Preferred Documents, the purchase and sale of the Series A Preferred Stock of Clear Channel Holdings, Inc. in accordance with the Series A Securities Outdoor Purchase Agreement, the Series A Outdoor Investors Rights Agreement and the Outdoor Certificate of Designation and any other transactions in connection with the foregoing and the payment of the fees and expenses incurred in connection with any of the foregoing, including the Transaction Expenses.

“Transaction Expenses” means the fees, premiums, expenses and other transaction costs incurred or paid by the Company in connection with the Transaction, this Certificate of Designation and the transactions contemplated hereby.

“Transition Services Agreement” means the transition services agreement, dated as of the Closing Date, by and among iHeartMedia Management Services, Inc., iHM, the Company and Clear Channel Outdoor Holdings, Inc.

“Treasury Rate” means as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant most nearly equal to the period from such Redemption Date to the third anniversary of the Closing Date.

“Trigger Event” has the meaning given in Section 7.01.

“Uniform Commercial Code or UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or another applicable jurisdiction.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares, shares issued to foreign nationals as required under applicable law and, with respect to the Company, Series A Preferred Stock issued hereunder) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an article, section or clause, as the case may be, of this Certificate of Designation;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Certificate of Designation as a whole and not any particular Article, Section, clause or other subdivision;

(k) the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory purchase price with respect to such Preferred Stock at such time, whichever is greater;

(l) words used herein implying any gender shall be construed to include to any other gender;

(m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(n) the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of iHM and its Subsidiaries dated such date prepared in accordance with GAAP; and

(o) any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.03. Acts of Holders.

(a) Except as herein otherwise expressly provided, any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Certificate of Designation to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the Holders or such Holder, as applicable, in person. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Company.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by Law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Holders deem sufficient.

(c) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any share of Series A Preferred Stock shall bind every future Holder of the same share of Series A Preferred Stock and the Holder of every share of Series A Preferred Stock issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Holders or the Company in reliance thereon, whether or not notation of such action is made upon the certificate representing such share of Series A Preferred Stock.

(d) The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other action, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be ten days prior to the first solicitation of such consent.

(e) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular share of Series A Preferred Stock may do so with regard to all or any part of the Liquidation Preference of such share of Series A Preferred Stock or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such Liquidation Preference. Any notice given or action taken by a Holder or its agents with regard to different parts of such Liquidation Preference pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

SECTION 1.04. Effect of Covenants. For the avoidance of doubt, the covenants set forth in Article IV shall only apply at a time when shares of the Series A Preferred Stock remain outstanding and shall cease to apply when all shares of Series A Preferred Stock are no longer outstanding.

SECTION 1.05. Inability to Determine Rates.

(a) If at any time the Holder Majority determines (which determination shall be conclusive absent manifest error) that the supervisor for the administrator of the Adjusted LIBOR or a Governmental Entity having jurisdiction over any Holder has made a public statement identifying a specific date after which the Adjusted LIBOR shall no longer be used for determining interest rates for loans and investments, the Holder Majority and the Company shall endeavor to establish an alternate rate of interest to the Adjusted LIBOR rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, and shall enter into an amendment to this Certificate of Designation to reflect such alternate rate of interest and such other related changes to this Certificate of Designation as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the applicable Dividend Rate).

(b) To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Holder Majority, such approved rate shall be applied in a manner as otherwise reasonably determined by the Holder Majority and the Company. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this Section 1.05 is determined to be less than zero, such rate shall be deemed to be zero for the purposes of this Certificate of Designation.

ARTICLE II

DIVIDENDS

SECTION 2.01. Dividends.

(a) From and after the date of issuance of each share of the Series A Preferred Stock, Holders of such shares of the Series A Preferred Stock shall be entitled to receive in respect of each such share, as and when declared by the Company’s Board of Directors, cumulative dividends accruing on a daily basis at the Dividend Rate on the Liquidation Preference of such share from time to time, payable in cash. Unless prohibited by Section 170 of the DGCL, during each applicable quarterly period, the Board of Directors shall declare and cause to be paid, in respect of each share of Series A Preferred Stock, a per share cash dividend equal to the product of (i) the Dividend Rate multiplied by (ii) the Liquidation Preference of such share, multiplied by (iii) 0.25, such Dividend to be paid in cash on the Quarter Date following the applicable quarterly period (each, a “Dividend Payment Date”). Dividends will be calculated on the basis of actual days elapsed over a year of 360 days consisting of twelve 30-day months, and to the extent not paid in full in cash, will be compounded on such Quarter Date.

(b) Notwithstanding anything to the contrary contained herein, all Dividends shall be paid to the Holders in immediately available cash (it being understood that no Dividends may be declared or paid in securities or otherwise “in kind”).

SECTION 2.02. Ranking; Priority in Distributions.

(a) For the avoidance of doubt, the Series A Preferred Stock (inclusive of any and all Dividends thereon) shall rank senior and in priority of payment to all of the Company’s Common Equity Interests, Junior Preferred Stock, other Equity Interests and other Preferred Stock that does not expressly provide that such equity interest ranks senior to or pari passu with the Series A Preferred Stock in any liquidation or winding up of the Company; provided that no such senior or pari passu securities, as described in the immediately preceding clause, may exist or be simultaneously issued as of the Closing Date.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets the Company has legally available for distribution to its stockholders, the then outstanding Liquidation Preference to, but not including, the date of payment, before any distribution of assets is made to holders of Common Equity Interests, Junior Preferred Stock or any other class or series of Capital Stock of the Company that does not expressly provide that such equity interest ranks senior to or pari passu with the Series A Preferred Stock in any liquidation or winding up of the Company. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate Liquidation Preference allocable to all outstanding shares of Series A Preferred Stock immediately prior to such event is the same immediately after giving effect to such event. Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than thirty (30) days and no more than sixty (60) days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other entity with or into the Company, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Company, shall not be deemed a liquidation, dissolution or winding up of the Company.

ARTICLE III

REDEMPTION AND PURCHASE

SECTION 3.01. Notice to Holders. If the Company elects to or is required to redeem Series A Preferred Stock, it shall furnish to each Holder a notice in accordance with Section 3.03.

SECTION 3.02. Selection of Shares of Series A Preferred Stock to Be Redeemed. If less than all of the shares of Series A Preferred Stock are to be redeemed at any time, the shares of Series A Preferred Stock of all Holders shall be redeemed on a pro rata basis.

SECTION 3.03. Notice of Redemption. The Company shall deliver electronically, or by overnight delivery via a national courier service, postage prepaid, a notice of redemption not more than 60 days before the Redemption Date to each Holder of shares of Series A Preferred Stock to be redeemed.

The notice shall identify the shares of Series A Preferred Stock to be redeemed and shall state:

(a) the Redemption Date;

(b) the Redemption Price and, if different, the Liquidation Preference;

(c) if the Company is not permitted by Law to redeem all of the shares of Series A Preferred Stock required to be redeemed or if the shares of Series A Preferred Stock are to be redeemed in part only (subject to Section 3.02), the portion of the Liquidation Preference of the shares of Series A Preferred Stock to be redeemed and that, after the Redemption Date upon surrender of such shares of Series A Preferred Stock, a new certificate for such shares of Series A Preferred Stock in a Liquidation Preference equal to the unredeemed portion of the original shares of Series A Preferred Stock will be issued in the name of the Holder upon cancellation of the original certificate representing such shares of Series A Preferred Stock (if applicable);

(d) the section of this Certificate of Designation pursuant to which the redemption will occur;

(e) that, unless the Company defaults in making such redemption payment, the shares of Series A Preferred Stock called for redemption shall cease to accumulate cumulative Dividends; and

(f) in the case of an optional redemption, any condition to such redemption that is consistent with the terms hereof.

Solely in the case of optional redemption in accordance with Section 3.07, such notice of redemption, and the related redemption, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Specified Event or other corporate transaction. In addition, if such optional redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date as stated in such notice, or by the Redemption Date as so delayed. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such optional redemption may be performed by another Person.

SECTION 3.04. Effect of Notice of Redemption. Once a notice of redemption is delivered to the Holders in accordance with Section 3.03 hereof, subject to satisfaction of any conditions precedent relating thereto specified in the applicable notice of redemption, the Redemption Price of the shares (or portions of shares) of Series A Preferred Stock called for redemption shall become irrevocably due and payable on the Redemption Date. The notice, if delivered, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any shares of Series A Preferred Stock designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Subject to Section 3.05 hereof, on and after the Redemption Date, Dividends shall cease to accumulate on shares of Series A Preferred Stock or portions of shares of Series A Preferred Stock called for redemption.

SECTION 3.05. Deposit of Redemption Price.

(a) Prior to 2:00 p.m., New York City time, on the Redemption Date, the Company shall deposit with each Holder money sufficient to pay the Redemption Price of and accumulated and unpaid Dividends on all shares of Series A Preferred Stock of such Holder to be redeemed on that Redemption Date. Each such Holder shall promptly return to the Company any money deposited with the Holders by the Company in excess of the amounts necessary to pay the Redemption Price of and accumulated and unpaid Dividends on all shares of Series A Preferred Stock of such Holder to be redeemed.

(b) If the Company complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, Dividends shall cease to be paid on the shares of Series A Preferred Stock or the portions of shares of Series A Preferred Stock called for redemption.

(c) If any shares of Series A Preferred Stock called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with paragraph (a) of this Section 3.05, without prejudice to any other rights that a Holder may have at Law or in equity, Dividends shall be paid in cash on the unpaid Liquidation Preference at the Dividend Rate in accordance with Section 2.01, from the Redemption Date until such Liquidation Preference is paid in full.

SECTION 3.06. Shares of Series A Preferred Stock Redeemed in Part. If physical certificates representing shares of Series A Preferred Stock are issued, upon surrender of a Series A Preferred Stock certificate that is redeemed in part, the Company shall issue a new Series A Preferred Stock certificate equal in Liquidation Preference to the unredeemed portion of the shares of Series A Preferred Stock surrendered.

SECTION 3.07. Redemption at the Option of the Company.

(a) Except as provided in Section 3.07(b), hereof, shares of the Series A Preferred Stock may not be redeemed at the option of the Company prior to the third anniversary of the Closing Date.

(b) At any time on or after the third anniversary of the Closing Date or, if earlier, upon the occurrence of a Specified Event, the Company may, at its option, redeem all (or a part, in accordance with Section 3.02) of the outstanding shares of Series A Preferred Stock for an amount equal to the Redemption Price on the Redemption Date set forth in the notice required under Section 3.03.

(c) [Reserved].

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

SECTION 3.08. [Reserved]

SECTION 3.09. Material Event Purchase.

(a) Unless such shares of Series A Preferred Stock have been redeemed pursuant to Section 3.07(b) or purchased pursuant to the Series A Investors Rights Agreement, upon the occurrence of (i) any Change of Control, (ii) the liquidation, dissolution, or winding up of any iHM Group Party, together with the Subsidiaries of such iHM Group Party taken as a whole (except in connection with an internal reorganization of the iHM

Group Parties and their Subsidiaries), (iii) any Material Indebtedness Acceleration, (iv) an Insolvency Event, (v) a sale or transfer of all or substantially all of any iHM Group Party’s and its Subsidiaries’ assets (taken as a whole) in a single transaction or a series of transactions (except in connection with an internal reorganization of the iHM Group Parties after which (A) iHC and its Subsidiaries and (B) the Company and its Subsidiaries continue to respectively own the assets owned immediately before such internal reorganization) or (vi) consummation of an offering of Equity Interests of any iHM Group Party or any Significant Subsidiary of iHM in excess of $150.0 million (other than an underwritten offering of Equity Interests consummated during the three year period following the Closing Date in which no Person receives the right to designate director(s) at any iHM Group Party or any other governance rights at any iHM Group Party other than rights provided to all holders of Common Equity Interests of such iHM Group Party) (each, a “Material Event”), each Holder may require iHM (the “ME Purchaser”) to purchase for cash (any such purchase, a “Material Event Purchase”), all of such Holder’s then outstanding shares of Series A Preferred Stock at a price per share equal to the Redemption Price as of the Material Event Purchase Date (as defined below).

(b) Upon the occurrence of a Material Event, each Holder shall have the right (the “ME Right”), at such Holder’s option, to require the ME Purchaser to purchase for cash all of such Holder’s then outstanding shares of Series A Preferred Stock at a price per share equal to the Redemption Price as of the Material Event Purchase Date (as defined below).

(c) At least ten (10) Business Days prior to any Material Event or if at such time iHM and its Subsidiaries are not aware that such Material Event is to occur, promptly following such later date as iHM or any of its Subsidiaries first becomes aware that such Material Event has occurred or is to occur, the ME Purchaser shall deliver a notice (the “Company ME Notice”) to each Holder describing the transaction(s) or event(s) that constitute the Material Event and stating:

(i) the Redemption Price and the date on which the Series A Preferred Stock will be purchased (the “Material Event Purchase Date”) which for purposes of this Section 3.09 shall be:

(A) the date of the Material Event or

(B) in the case where the Material Event has occurred, or is to occur within ten (10) Business Days of the Company becoming aware that the Material Event is to occur, the tenth (10th) Business Day following delivery of the Company ME Notice;

(ii) that any share of Series A Preferred Stock not tendered shall continue to accrue Dividends; and

(iii) that, unless the ME Purchaser defaults in the payment of such Redemption Price, each share of Series A Preferred Stock properly tendered shall be accepted for payment pursuant to this Section 3.09 and redeemed as of the Material Event Purchase Date.

(d) In the Company ME Notice, the ME Purchaser shall offer to purchase each Holder’s then outstanding shares of Series A Preferred Stock for an amount per share in cash equal to the Redemption Price of each share of Series A Preferred Stock.

(e) To exercise the ME Right, each Holder shall within seven (7) Business Days of receipt of the Company ME Notice (i) deliver a written notice to iHM, stating (A) that the Holder elects to exercise its ME Right, (B) the Holder’s number of shares of Series A Preferred Stock (the “ME Shares”) and the amount of Liquidation Preference of the ME Shares to be purchased, and (C) the bank account to which the purchase price shall be paid, and (ii) if such Holder holds any shares of Series A Preferred Stock in certificated form, present to iHM the certificates representing such ME Shares held in certificated form.

(f) On the Material Event Purchase Date, the ME Purchaser shall purchase the Holder’s shares of Series A Preferred Stock for a per share price equal to the Redemption Price, which shall be paid in cash in immediately available funds to the bank account designated in writing by the Holder.

(g) The Company shall be deemed to have complied with this Section 3.09 if the ME Purchaser effects a Material Event Purchase on the Material Event Purchase Date. A failure by the ME Purchaser to effect a Material Event Purchase on the Material Event Purchase Date shall constitute a Trigger Event.

(h) To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.09, the ME Purchaser’s compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under this Section 3.09.

SECTION 3.10. Mandatory Redemption. In accordance with Sections 3.03, 3.04, and 3.05, at the tenth anniversary of the Closing Date the Company shall redeem for cash all of the then outstanding shares of Series A Preferred Stock at a price per share equal to the Redemption Price as of the Redemption Date. This Section 3.10 may be waived by each Holder with respect to the shares of Series A Preferred Stock held by such Holder.

SECTION 3.11. No Conversion. The Series A Preferred Stock shall not be convertible into any other securities of the Company.

ARTICLE IV

COVENANTS

SECTION 4.01. Indebtedness.

(a) The Company shall not, nor shall the Company permit any of iHM or its Subsidiaries, directly or indirectly, to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “Incur” and collectively, an “Incurrence”) with respect to any Indebtedness (including Acquired Indebtedness and Disqualified Stock).

(b) Section 4.01(a) will not prohibit the Incurrence of the following:

(i) Indebtedness of iHM and its Subsidiaries under (A) the Senior Secured Credit Facility and ABL Facility in an aggregate principal amount under this clause (A) not to exceed $3,950.0 million at any one time outstanding, (B) the Senior Secured Notes in an aggregate principal amount under this clause (B) not to exceed $800.0 million, and (C) the Senior Unsecured Notes in an aggregate principal amount under this clause (C) not to exceed $1,450.0 million and, in each case of clauses (A), (B), and (C), any Refinancing Indebtedness thereof;

(ii) additional Indebtedness of iHM and its Subsidiaries; provided that, after giving effect to any of Incurrence of Indebtedness under this Section 4.01(b)(ii), Consolidated Total Leverage Ratio does not exceed 6.50:1.00 (“Permitted Ratio Debt”), and any Refinancing Indebtedness thereof;

(iii) Guarantees by iHM or its Subsidiaries of Indebtedness or other obligations of iHM or its Subsidiaries so long as the Incurrence of such Indebtedness or other obligations is not otherwise prohibited herein;

(iv) Indebtedness of iHM owing to and held by any Subsidiary or Indebtedness of a Subsidiary owing to and held by iHM or any of its Subsidiaries; provided, however, that:

(A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than iHM or its Subsidiaries; and

(B) any sale or other transfer of any such Indebtedness to a Person other than iHM or its Subsidiaries shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by iHM or such Subsidiary of iHM, as the case may be;

(v) Indebtedness of iHM or its Subsidiaries in respect of Management Advances;

(vi) [Reserved];

(vii) Hedging Obligations that are for bona fide hedging purposes and not for speculation (as determined in the good faith judgment of iHM);

(viii) [Reserved];

(ix) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by iHM or a Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; (c) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; and (d) letters of credit, bankers’ acceptances, warehouse receipts, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice;

(x) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or Disposition of any business or assets or Person or any Capital Stock of iHM or its Subsidiaries (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or Disposition); provided that the maximum liability of iHM and its Subsidiaries in respect of all such Indebtedness in connection with a Disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by iHM and its Subsidiaries in connection with such disposition;

(xi) [Reserved];

(xii) [Reserved];

(xiii) Indebtedness consisting of Indebtedness issued by iHM or any of its Subsidiaries to any current or former employee, director or consultant of iHM, any of its Subsidiaries or any direct or indirect parent thereof, any of their respective Subsidiaries or any of their respective direct or indirect parent companies (or permitted transferees, assigns, estates, heirs, family members, spouses or former spouses of such employee, director or consultant), in each case to finance the purchase or redemption of Equity Interests of the Company, iHM, or its Subsidiaries;

(xiv) Indebtedness of iHM or any of its Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;

(xv) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness of iHM or any of its Subsidiaries Incurred pursuant to this clause and then outstanding, will not exceed $500.0 million;

(xvi) [Reserved];

(xvii) Indebtedness of iHM or any of its Subsidiaries arising pursuant to any Intercompany License Agreement not otherwise prohibited by this Certificate of Designation;

(xviii) [Reserved];

(xix) [Reserved]; or

(xx) Indebtedness permitted to remain outstanding under the Bankruptcy Plan and Indebtedness Incurred pursuant to or in connection with the terms of the Tax Matters Agreement, the Transition Services Agreement or any employee matters agreement.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to, this Section 4.01:

(i) in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.01(b), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of Section 4.01(b); provided that Indebtedness referred to in Section 4.01(b)(i) shall be treated as incurred under Section 4.01(b)(i) and may not be reclassified;

(ii) Guarantees of, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(iii) Indebtedness permitted by this Section 4.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.01 permitting such Indebtedness.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.01.

(e) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that, if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

(f) Notwithstanding any other provision of this Section 4.01, the maximum amount of Indebtedness that iHM or its Subsidiaries may Incur pursuant to this Section 4.01 or any clause hereof shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.02. Restricted Payments. The Company shall not, and the Company shall not permit iHM or any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment (except for Restricted Payments made in cash to iHM, iHC, the Company or their respective Wholly Owned Subsidiaries) unless (a) all accrued and unpaid Dividends on the shares of Series A Preferred Stock prior to the date of such Restricted Payment are paid in full in cash (and, to the extent such Dividends have been added to the Liquidation Preference, the payment of such Dividends shall have been accompanied by a Make-Whole Amount, to the extent paid prior to the third anniversary of the Closing Date if in connection with a redemption), (b) after giving effect to the Restricted Payment, the Company, in its determination, reasonably believes that it will be able to continue to pay Dividends on the shares of Series A Preferred Stock in full in cash on each Dividend Payment Date and (c) after giving effect to the Restricted Payment, iHM and its Subsidiaries, in their determination, reasonably believe that iHM will have sufficient assets to provide for repayment of the Liquidation Preference in a hypothetical liquidation of iHM and its Subsidiaries. The Company shall not make any non-cash Restricted Payments without the prior written consent of the Holder Majority; provided that the foregoing shall not prohibit the Company from incurring Indebtedness in compliance with Section 4.01(b)(iv).

SECTION 4.03. Affiliate Transactions. The Company shall not, and the Company shall not permit iHM or any of the Subsidiaries to, directly or indirectly, enter into any transaction or a series of related transactions with any Affiliate of iHM, whether or not in the ordinary course of business for a transaction value in excess of $50.0 million per each individual transaction or series of related transactions, other than (a) transactions among the Company and its Wholly Owned Subsidiaries and (c) transactions on terms substantially as favorable (as determined in good faith by the Company or iHM, as applicable) to iHM or such Subsidiary as would be obtainable by iHM or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

SECTION 4.04. Asset Sales. Without the consent of the Holder Majority, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, make any Disposition, except for fair market value (as determined by the Company in good faith) with not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that a Disposition under the foregoing exception shall only be permitted so long as no Default has occurred and is continuing at such time.

SECTION 4.05. Certain Amendments. Subject to Section 8.01, the Company shall not, and the Company shall not permit iHM or any of its Significant Subsidiaries to, amend, modify or change its organizational documents (including the certificate of incorporation, certificate of formation, certificate of limited partnership or similar document, as applicable), in each case, in any manner materially adverse to the interests of the Holders, without the prior written consent of a Holder Majority.

SECTION 4.06. Reorganization Event.

(a) The Company shall not, unless the Holders consent thereto, engage, participate or be a constituent entity in (i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person or (ii) any reclassification, recapitalization or reorganization of the Capital Stock of the Company other than a Permitted Reorganization.

(b) Successive Reorganization Events. The above provisions of this Section 4.06 shall similarly apply to successive Reorganization Events.

(c) Reorganization Event Agreements. To the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, the Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless proper provision shall be made in the agreements governing such Reorganization Event for compliance with the obligations of the Company by such surviving company or such other continuing entity in such Reorganization Event in accordance with Section 4.06(a).

SECTION 4.07. Preferred Stock Issuances. After the initial issuance of 60,000 shares of Series A Preferred Stock on the Closing Date, the Company shall not issue additional shares of Series A Preferred Stock without the consent of the Required Holders (for the avoidance of doubt, determined without regard to any shares that may be issued in violation of this Section 4.07)..

ARTICLE V

SECTION 5.01. [Reserved]

ARTICLE VI

TRANSFERS

SECTION 6.01. Transfers.

(a) A Holder can transfer any shares of Series A Preferred Stock to an Eligible Transferee at any time.

(b) Subject to Section 6.01(a) hereof, no Holder may transfer any shares of Series A Preferred Stock without the prior written consent of the Company, which shall not be unreasonably withheld or delayed. For the avoidance of doubt, a reasonable basis to withhold consent includes transferring any shares of Series A Preferred Stock to a competitor of the Company as determined in good faith by the Company’s Board of Directors (who shall issue a written determination (a “Competitor Determination”) in response to a request from a Holder to provide a determination as to whether any proposed transferee is a competitor for the purposes of this Section (each, a “Competitor Determination Request”) within eight Business Days of receipt of a Competitor Determination Request. If the Company’s Board of Directors fails to issue a Competitor Determination in response to a Competitor Determination Request within eight Business Days of receipt thereof, the Holder who submitted the Competitor Determination Request shall be entitled to transfer its shares to the proposed transferee named in the Competitor Determination Request); provided, further, that no Holder may transfer any shares of Series A Preferred Stock unless the transferee of such shares executes and delivers to Company a joinder to the Series A Investors Rights Agreement at the time of or prior to such transfer. Notwithstanding the above, any Holder may freely transfer any shares of Series A Preferred Stock to (i) its Affiliates, (ii) funds managed by such Holder or any of its Affiliates and/or (iii) other existing Holders. Any transfer of shares of Series A Preferred Stock which complies with this Section 6.01(b) shall be a “Permitted Transfer.”

(c) If physical certificates representing shares of Series A Preferred Stock are issued, upon the surrender of any certificate representing shares of Series A Preferred Stock, the Company shall, upon the request of the record holder of such certificate, promptly (but in any event within five Business Days after such request) execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing shares of Series A Preferred Stock with an aggregate Stated Value of the shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such Stated Value of the shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate, and Dividends shall accumulate on the aggregate Stated Value of the shares of Series A Preferred Stock represented by such new certificate from the date to which Dividends have been fully paid on the aggregate Stated Value of the shares of Series A Preferred Stock represented by the surrendered certificate and reasonably agreed to by the Company’s Board of Directors. The issuance of new certificates will be made without charge to the Holders of the shares of Series A Preferred Stock, and the Company shall pay for any cost incurred by the Company in connection with such issuance, including any documentary, stamp and similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 6.01; provided, however, that if such documentary, stamp or similar issuance or transfer tax is due because new certificates are issued in a name other than the name of the surrendering Holder, then such taxes shall be paid by such Holder. All transfers and exchanges of the shares of Series A Preferred Stock will be made promptly by direct registration on the books and records of the Company and the Company shall take all such other actions as may be required to reflect and facilitate all transfers and exchanges permitted pursuant to this Section 6.01.

(d) If physical certificates representing shares of Series A Preferred Stock are issued, upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an indemnity undertaking reasonably satisfactory to the Company (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(e) Unless otherwise agreed to by the Company and the applicable Holder, each certificate representing the shares of Series A Preferred Stock will bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate may have notations, additional legends or endorsements required by Law, stock exchange rules, and agreements to which the Company and all of the Holders in their capacity as Holders are subject, if any.

ARTICLE VII

TRIGGER EVENTS AND REMEDIES

SECTION 7.01. Trigger Events. A “Trigger Event,” wherever used herein, means the occurrence of a breach in any material respect (unless the relevant provision is subject to a materiality qualification, in which case, in any respect) (i) of any Preferred Document by any iHM Group Party or (ii) by the Company of its obligations, covenants or agreements in this Certificate of Designation (including its obligations in respect of the payment of Dividends in cash in accordance with Section 2.01 hereof), and in each case such breach continuing for 30 days following the earlier of (a) written notice of such breach to the Company by Holders of 50% of the outstanding shares of Series A Preferred Stock or (b) an Officer of the Company having actual knowledge of the occurrence of such breach; provided that any of the occurrence of an Insolvency Event, the failure by the Company to make a payment pursuant to Section 3.05(c), or the failure of the ME Purchaser to make a payment pursuant to Section 3.09(f) shall cause an immediate Trigger Event without any grace period.

SECTION 7.02. Remedies for Trigger Event. If a Trigger Event occurs and is continuing, the Dividend Rate shall increase by 2.00% per annum until the cure or waiver of such Trigger Event. The exercise of the remedy contained in this Section 7.02 by the Holders (including remedies described in Section 9.05) and the increase of the Dividend Rate shall not prevent or otherwise be in lieu of any right or remedy of the Holders, whether contained herein or in any other document comprising the Preferred Documents, at law, in equity, or otherwise.

SECTION 7.03. Waiver of Past Trigger Events. A Holder Majority, by written notice to the Company, may on behalf of the Holders of all of the Series A Preferred Stock waive any existing Trigger Event and its consequences hereunder (except as provided in Section 8.01(b)). Upon any such waiver, such Trigger Event shall cease to exist, and any Trigger Event arising therefrom shall be deemed to have been cured for every purpose herein; but no such waiver shall extend to any subsequent or other Trigger Event or impair any right consequent thereon.

ARTICLE VIII

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 8.01. With Consent of Holders.

(a) Subject to Section 8.01(b) below, the Holders, with the consent of a Holder Majority (including any consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Series A Preferred Stock), may amend, modify, supplement or waive any of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders of the Series A Preferred Stock by written consent of the Series A Preferred Stock, including, except as set forth in Section 8.01(b), waiving any existing Default or Trigger Event and its consequences hereunder.

(b) Notwithstanding Section 8.01(a) above, no amendment, modification, supplement or waiver of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders of the Series A Preferred Stock shall be made or given effect, including by merger or otherwise, without the written consent of the Required Holders, to the extent the same shall:

(i) reduce the Liquidation Preference or Redemption Price of any such shares of Series A Preferred Stock or change the timing or method of payment with respect thereto;

(ii) reduce the Dividend Rate of or change the time for accrual of Dividends on any shares of Series A Preferred Stock or change the timing or method of payment with respect thereto;

(iii) waive a Default in the payment of Dividends on any shares of Series A Preferred Stock, Liquidation Preference or Redemption Price of the Series A Preferred Stock;

(iv) make any change to this Article VIII that is materially adverse to the Holders;

(v) make any change to Section 3.02 or 3.07 regarding the pro rata treatment of all Holders in connection with any redemption referred to therein;

(vi) make any change to provisions relating to voting percentages (including the definition of Holder Majority), Section 2.02 or Section 7.03, including in each case the related definitions used herein to the extent adverse to the Holders; or

(vii) make any change to Section 4.07.

(c) No amendment, modification or waiver to the Certificate of Incorporation of the Company that by its terms would materially and adversely affect the Holders in a manner materially different than any other holder or group of holders of Equity Interests shall be effective against the Holders without the consent of the Required Holders.

(d) After an amendment, supplement or waiver under this Section 8.01 becomes effective, the Company, including by merger or otherwise, shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 8.02. Minority Rights. The Company shall not pay or cause to be paid, directly or indirectly, any consideration to or for the benefit of any Holder for or as an inducement to any consent, amendment, modification or waiver unless such consideration is offered to be paid to all Holders, and is paid to all Holders that approve such consent, amendment, modification or waiver.

SECTION 8.03. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a share of Series A Preferred Stock is a continuing consent by the Holder of such share of Series A Preferred Stock and every subsequent Holder of such share of Series A Preferred Stock or portion of such share of Series A Preferred Stock, even if notation of the consent is not made on any certificate representing such shares of Series A Preferred Stock. However, any such Holder of a share of Series A Preferred Stock or subsequent Holder of a share of Series A Preferred Stock may revoke the consent as to its share of Series A Preferred Stock if the Company and the Holders receive written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. Any notice or other communication required or permitted to be delivered to any party under this Certificate of Designation will be in writing and delivered by (i) email or (ii) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company and, with respect to the Company, to the following email address or physical address, as applicable:

iHeart Operations, Inc.
20880 Stone Oak Parkway
San Antonio, Texas 78258
Attention: General Counsel

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue 300 North La Salle
New York, New York 10022 Chicago, IL 60654
Attention: David A. Curtiss
Brian D. Wolfe

E-mail: david.curtiss@kirkland.com
brian.wolfe@kirkland.com

Notice or other communication pursuant to this Section 9.01 will be deemed given or received when delivered with written (including electronic) confirmation of receipt, except that any notice or communication received on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day.

SECTION 9.02. Severability. Whenever possible, each provision hereof will be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by or invalid under applicable Law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

SECTION 9.03. Governing Law. This Certificate of Designation and all questions relating to the interpretation or enforcement of this Certificate of Designation will be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

SECTION 9.04. No Reissuance of the Series A Preferred Stock. No shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise will be reissued or held in treasury for reissuance, and the Company will take all necessary action to cause such shares to be cancelled, retired and eliminated from the shares which the Company will be authorized to issue.

SECTION 9.05. Specific Performance. Each party hereby acknowledges and agrees that the subject matter of this Certificate of Designation, including the Series A Investors Rights Agreement, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Certificate of Designation and/or the Series A Investors Rights Agreement are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each party agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designation, the Series A Investors Rights Agreement, and the other Preferred Documents and to enforce specifically the terms and provisions of each Preferred Document in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at law is adequate and any requirement to prove special damages, post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Certificate of Designation.

SECTION 9.06. Rights and Remedies of Holders

(a) The various provisions set forth under this Certificate of Designation are for the benefit of the Holders of the Series A Preferred Stock and will be enforceable by them to the furthest extent permitted by law, including by one or more actions for specific performance.

(b) All remedies available under this Certificate of Designation or any other document comprising the Preferred Documents, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies, including seeking or obtaining a monetary judgment for failure to (i) pay quarterly Dividends in full in cash each quarter in accordance with Article II of this Certificate of Designation, (ii) redeem the shares of Series A Preferred Stock in accordance with Article III of this Certificate of Designation, (iii) purchase shares of the Series A Preferred Stock in accordance this Certificate of Designation or the Series A Investors Rights Agreement or (iv) make any other payment required under the Preferred Documents. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer this 30th day of April 2019.

THE COMPANY:

iHeart Operations, Inc.

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	President

[Signature Page to Certificate of Designation]

Appendix I

Restrictive Legend to the Series A Preferred Stock Certificate

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN ARTICLE VI OF THE CERTIFICATE OF DESIGNATION FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE INCLUDED PURSUANT TO SECTION 202 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”) AND THE SERIES A INVESTORS RIGHTS AGREEMENT BY AND AMONG IHEART OPERATIONS, INC. (THE “COMPANY”), CERTAIN HOLDERS OF COMPANY SECURITIES, AND ANY OTHER PERSON(S) OR PARTY(IES) THERETO (THE “INVESTORS RIGHTS AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATION AND THE INVESTORS RIGHTS AGREEMENT. A COPY OF THE CERTIFICATE OF DESIGNATION AND THE INVESTORS RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.